Press Release

Dated 27 June 2017

IKB Funding Trust II
(an indirect wholly-owned subsidiary of IKB Deutsche Industriebank Aktiengesellschaft, Düsseldorf, Germany (the “Bank”)) issued on 1 June 2017 (as supplemented by Amendment No. 1 on 13 June 2017)  a Solicitation of Consents (the “Consent Solicitation”) to Certain Amendments (the “Proposed Amendment”) to IKB Funding Trust II’s Amended and Restated Trust Agreement (the “Trust Agreement”) relating to €400,000,000 Noncumulative Trust Preferred Securities (with an aggregate outstanding Liquidation Preference Amount of €400,000,000) (the “Securities”)

(ISIN:  XS0194701487; Common Code:  019470148; Dutch Security Code (Fonds Code):  14826; German Security Code (WKN):  A0BDRX)

We have not registered the Consent Solicitation or the Securities under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law in the United States.  The Consents may not be solicited and the Securities may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Consent Solicitation has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC passed upon the fairness or merits of the Consent Solicitation.  Any representation to the contrary is a criminal offence.

It was a condition to our completion of the Proposed Amendment that we receive valid Consents from holders of at least a simple majority in liquidation amount of the Securities at the time outstanding (the “Requisite Consents”). The Requisite Consents were received prior to the end of the Consent Solicitation period.

Pursuant to the receipt of the Requisite Consents, the Proposed Amendment was effected to the Trust Agreement. Subsequent to the Proposed Amendment becoming effective, the requisite approval of the regular trustees was received for the merger as described in the Consent Solicitation, and the Consideration was fixed as consisting of a combination of  €150 cash and €400 in principal amount of subordinated debt (with ISIN: DE000A2E4QG3) per €1,000 note denomination of the Securities, as more fully described in the Merger Proposal Memorandum (as amended).  The Securities will automatically be cancelled on the Settlement Date following the distribution of the Consideration.

Date	Calendar Date	Event
Amendment Effective Date	26th June 2017, after receipt of Requisite Consents.	The date on which we and the Trustees, the sponsor and the Bank execute the proposed amendment agreement affecting the Proposed Amendment.
Settlement Date	28th June 2017, or as soon as practical thereafter.	Date upon which the Securities will be cancelled upon distribution of the Consideration (as defined in the Consent Solicitation).

Additional Documentation; Further Information; Assistance
Any questions regarding the terms of the Consent Solicitation should be directed to the Information and Tabulation Agent at its addresses and telephone numbers set forth below:

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom
Attn:  Yves Theis/Thomas Choquet
Email:  ikb@lucid-is.com
Telephone:  +44 (0) 20 7704 0880

The Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended.  The Consent Solicitation is made for the securities of a foreign controlled company.  The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Bank is, and a majority of its assets are, located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.